Exhibit 5.1

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July 1, 2011
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, AZ 85281
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to US Airways Group, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 15,157,626 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), issuable under the Company’s 2011 Incentive Award Plan (the “2011 Plan”). The shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as to the issue of the Shares.
     As such counsel we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when either (i) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or (ii) certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor in the circumstances contemplated by the 2011 Plan, assuming that the individual issuances, grants or awards under the 2011 Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the

July 1, 2011

requirements of law and the 2011 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided for in the DGCL.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP